UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 27, 2014 (May 20, 2014)

KATE SPADE & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Park Avenue, New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Kate Spade & Company (the “Company”) is reporting the departure of Robert Vill, Senior Vice President – Finance and Treasurer, effective May 30, 2014 (the “Separation Date”) his separation being without cause due to restructuring activities related to the sale of the Juicy Couture intellectual property and related assets and the sale of Lucky Brand Dungarees, Inc. Mr. Vill will provide limited consulting services to the Company for a period of time following his departure.

As provided in the existing executive severance agreement entered into between the Company and Mr. Vill in 2012 with respect to a termination without cause, Mr. Vill will receive cash payments totaling $1,110,000, representing two times his base salary and target bonus, and continued medical and executive life insurance coverage for six months from the Separation Date.  Consistent with Company policy for treatment of stock awards scheduled to vest within 90 days of an employee’s termination without cause, vesting of 1,656 unvested stock options, with an exercise price of $21.20, which are scheduled to vest on June 3, 2014, will be accelerated to the Separation Date:

On May 20, 2014, the Compensation Committee of the Company’s Board of Directors (the “Committee”) further approved non-accelerated continued vesting of the following unvested stock options, on the original schedule on various future dates in 2014, 2015 and 2016:

- 5,000 options granted as of September 1, 2011 with an exercise price of $5.06

- 6,250 options granted as of March 1, 2012 with an exercise price of $11.10

- 4,969 options granted as of June 3, 2013 with an exercise price of $21.20

As a condition to all of the payments, benefits and options treatment provided by Company, Mr. Vill and the Company will execute a mutual general release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATE SPADE & COMPANY

Date: May 27, 2014	By:	/s/ Christopher T. Di Nardo
	Name:	Christopher T. Di Nardo
	Title:	Senior Vice President – General Counsel and Secretary